Exhibit 8.1

THE WARNER	AUSTIN
1299 PENNSYLVANIA AVE.,	BEIJING
NW	BRUSSELS
WASHINGTON, D.C.	DALLAS
20004-2400	DUBAI
HONG KONG
TEL +1 202.639.7700	HOUSTON
FAX +1 202.639.7890	LONDON
www.bakerbotts.com	MOSCOW
NEW YORK
PALO ALTO
RIYADH
SAN FRANCISCO
WASHINGTON

May 18, 2016

Liberty Media Corporation

12300 Liberty Boulevard

Englewood, CO  80112

Ladies and Gentlemen:

As counsel for Liberty Media Corporation, a Delaware corporation (“Liberty”), we have examined and are familiar with the Registration Statement on Form S-3 (the “Registration Statement”), which is being filed by Liberty on the date hereof with the Securities and Exchange Commission (the “SEC”) for the purpose of registering, under the Securities Act of 1933, as amended (the “Securities Act”), the issuance of shares of Liberty’s Series C Liberty Braves common stock, par value $.01 per share (the “Series C Liberty Braves Common Stock”), and the transferable rights to subscribe for shares of Series C Liberty Braves Common Stock (the “Series C Rights”) to be issued by Liberty in a distribution (the “Rights Distribution”) to holders of its Series A Liberty Braves common stock, par value $.01 per share (the “Series A Liberty Braves Common Stock”), Series B Liberty Braves common stock, par value $.01 per share (together with the Series A Liberty Braves Common Stock and the Series C Liberty Braves Common Stock, the “Liberty Braves Common Stock”), and Series C Liberty Braves Common Stock, in each case as of 5:00 p.m., New York City time, on May 16, 2016.  Following the Rights Distribution, Liberty proposes to issue shares of Series C Liberty Braves Common Stock upon exercise of the Series C Rights, in accordance with and as more fully set forth in the prospectus forming part of the Registration Statement.

The terms of the Rights Distribution are described in the Registration Statement.  We have participated in the preparation of the discussion set forth in the Registration Statement under the heading “Material U.S. Federal Income Tax Consequences of the Rights Distribution and the Rights Offering” (the “Discussion”), which is premised upon the provision by us of this opinion and the accuracy of the facts, information, statements, representations, covenants, and assumptions upon which this opinion is based.  References herein to the “Code” shall refer to the Internal Revenue Code of 1986, as amended (the “Code”).

In providing this opinion, we have examined and relied upon the facts, information, statements, representations, and covenants contained in (i) the representation letter, dated as of the date hereof, that was provided to us by Liberty, (ii) the Registration Statement, (iii) the Restated Certificate of Incorporation of Liberty, which will be in effect at the effective time of the Rights Distribution, and (iv) such other documents and records, and information provided to us by Liberty, as we have deemed necessary or appropriate as a basis for this opinion.  References to each of the documents above include references to any exhibits, attachments, appendices, and schedules thereto.  This opinion assumes and is conditioned on, among other things, the initial and continuing accuracy and completeness, which we have neither investigated nor verified, of the facts, information, statements, representations, and covenants set forth in each of the documents referred to above.  This opinion further assumes that all of the facts, information, statements, representations, and covenants set forth in the representation letter referred to above are true, correct, and complete without regard to any qualification for knowledge or belief.

In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, photostatic, electronic, or facsimile copies and the authenticity of the originals of such documents. We also have assumed that the Rights Distribution will be consummated in the manner described in the Registration Statement, and that none of the terms and conditions of the Rights Distribution will have been waived or modified in any respect. Any inaccuracy in any of the aforementioned facts, information, statements, representations, or assumptions or any breach of any of the aforementioned covenants could adversely affect this opinion.

Subject to the foregoing and subject to the conditions, limitations, and qualifications described herein and in the Discussion, it is our opinion that, under presently applicable U.S. federal income tax law:

•                  no gain or loss will be recognized by Liberty as a result of the Rights Distribution; and

•                  no gain or loss will be recognized by, and no amount will be included in the income of, holders of Liberty Braves Common Stock upon the receipt of Series C Rights in the Rights Distribution.

This opinion is based on our interpretation of the Code, applicable Treasury regulations, judicial authority, and administrative rulings and practice, all as of the date hereof.  There can be no assurance that future legislative, judicial or administrative changes or interpretations will not adversely affect the accuracy of the conclusions set forth herein.  We do not undertake to advise you as to any such future changes or interpretations unless we are specifically retained to do so.  This opinion is not binding upon the Internal Revenue Service (the “IRS”) or any court and will not preclude the IRS or such court from adopting a contrary position.  We express no other opinion as to the U.S. federal tax consequences, and express no opinion as to the state, local, foreign, or other tax consequences, of the Rights Distribution.

This opinion is delivered to you solely in connection with and for purposes of the transactions contemplated by the Registration Statement and is not to be relied upon by any other person, quoted in whole or in part, or otherwise referred to (except in a list of closing documents), nor is it to be provided to any other person without our prior written consent.  Notwithstanding the foregoing sentence, we consent to the filing of this letter with the SEC as an exhibit to the Registration Statement and to the references to our firm name in the Registration Statement.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules of the SEC thereunder.

Sincerely,

/s/ Baker Botts L.L.P.